UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

March 25, 2013

Date of Report (Date of earliest event reported)

LIGHTPATH TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27548	86-0708398
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2603 Challenger Tech Court, Suite 100

Orlando, Florida 32826

(Address of principal executive office, including zip code)

(407) 382-4003

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

LightPath Technologies, Inc.

Form 8-K

Item 1.01 Entry into a Material Definitive Agreement.

Item 3.02 Unregistered Sale of Equity Securities.

On August 1, 2008, LightPath Technologies, Inc. (“LightPath” or the “Company”) executed a Securities Purchase Agreement with twenty-four institutional and private investors with respect to the private placement of 8% Senior Secured Convertible Debentures due August 1, 2013, as amended (each a “Debenture” and collectively, the “Debentures”).

On March 25, 2013, the Company and the remaining Debenture holders holding approximately 93.10% of the outstanding principal amount of the Debentures executed a Conversion Agreement (the “Agreement”) in connection with the early conversion of the Debentures. The Debenture holders party to the Agreement were Steven Brueck, J. James Gaynor, Louis Leeburg, Robert Ripp and Gary Silverman, all of whom are directors or officers of the Company, and Berg & Berg Enterprises, LLC (“BBE”), a greater than 5% beneficial stockholder of the Company. The material terms of the Agreement are as follows:

(a) in consideration of converting the Debentures prior to the maturity date, the Company will issue to each Debenture holder additional shares of Class A common stock, par value $0.01 (“Common Stock”) to compensate the converting Debenture holders for the difference between the price per share at which the Debentures are currently convertible, or $1.54, and the closing bid price per share of Common Stock as reported on the Nasdaq Capital Market on March 22, 2013, or $0.79 (the “Incentive Shares”);

(b) the beneficial ownership limitation in the Debentures was waived to permit BBE to convert its Debenture to the extent that BBE’s beneficial ownership of LightPath’s common stock will not exceed 19.9% of the number of shares of Common Stock outstanding immediately after giving effect to the shares of Common Stock issued pursuant to the Agreement and the Debentures; and

(c) in order to ensure BBE does not exceed its beneficial ownership limitation, BBE partially converted its Debenture and the Company prepaid the outstanding principal amount due under BBE’s Debenture following the partial conversion.

In connection with the conversion of the Debentures, the Company issued 589,290 shares of Common Stock based on a conversion price of $1.54. The Company issued 559,448 Incentive Shares based on the closing bid price reported on the Nasdaq Capital Market on March 22, 2013 of $0.79. The Debenture holders did not pay any consideration for the Incentive Shares. The Incentive Shares issued are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(a)(2) of the Act (in that the shares of Common Stock were issued by the Company in a transaction not involving any public offering). The Incentive Shares are restricted securities that have not been registered under the Act and may not be offered or sold absent registration or applicable exemption from the registration requirements. The shares of Common Stock issued in connection with the conversion of the Debentures were previously registered for resale under the Act. The registration statement on Form S-3 (File No. 333-153743) was declared effective on October 16, 2008.

The remaining Debenture holder not party to the Agreement consented to the Company prepaying the outstanding principal amount due under its Debenture. The Company will prepay this amount, which totals $75,000, by March 28, 2013.

The issuance of the Incentive Shares will also result in an adjustment to the exercise price of the warrants issued to certain investors on June 11, 2012 in connection with the Company’s private placement. The exercise price of the warrants will be adjusted from $1.32 to $1.26 per share.

The terms and conditions of the Agreement, which is filed as an exhibit to this Current Report on Form 8-K, is incorporated herein by reference in its entirety.

On March 27, 2013, the Company issued a press release disclosing the conversion of the Debentures. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Exhibits

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed in its behalf by the undersigned, thereunto duly authorized.

LIGHTPATH TECHNOLOGIES, INC.

Dated: March 27, 2013	By:	/s/ Dorothy M. Cipolla
Dorothy M. Cipolla, CFO

Exhibit Index

Exhibit No	Description

EX-10.1	Conversion Agreement dated March 25, 2013 between the Company and debenture holders (Filed herewith)
EX-99.1	Press release dated March 27, 2013, announcing the conversion of the Company’s debentures (Filed herewith.)